Exhibit 10.19

Classified as: PRIVATE AND CONFIDENTIAL

AMENDMENT TO OFFICE LEASE

THIS AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into effective as of August 26, 2015 (the “Effective Date”), by and between LINCOLN ASB COLORADO CENTER, LLC, a Delaware limited liability company (“Landlord”) and GOLD RESOURCE CORPORATION, a Colorado corporation, (“Tenant”).

R E C I T A L S:

A.On or about November 15, 2012 Landlord and Tenant, entered into that certain written Office Lease Agreement (the “Lease”), for that certain space containing approximately 2,502 rentable square feet (“RSF”) known as Suite 1-10200 (the “Premises”), located on tenth  (10th) floor in the building commonly known as Colorado Center Tower One, located at 2000 South Colorado Boulevard, Denver, Colorado 80222 (the “Building”).

B.Landlord and Tenant desire to amend the Lease in the manner and form hereinafter set forth.

C.Any capitalized term used, but not defined in this Amendment shall have the meaning ascribed thereto in the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

Extension of Term.  The Term of the Lease shall be extended for a period of thirty-eight (38) months, commencing on January  1, 2016 (the “Extension Commencement Date”) and expiring at 11:59 p.m. on February 28, 2019 (the “Extension Term”) and shall be on all the terms and conditions of the Lease except as otherwise expressly provided herein.  Tenant’s renewal hereunder shall be deemed Tenant’s exercise of its Renewal Option pursuant to Exhibit “F” of the Lease and Tenant shall have no further rights to extend the Term under the Lease as amended by this Amendment except as otherwise expressly set forth herein.

2.

Minimum Monthly Rent.  Until the Extension Commencement Date, Tenant shall continue to pay the Minimum Monthly Rent for the Premises, monthly in the manner set forth in the Lease, without regard to this Amendment until the Extension Commencement Date.  Commencing on the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall pay Minimum Monthly Rent for the Premises, monthly in the manner set forth in the Lease, as follows:

PeriodRate Per RSF Minimum Monthly Rent

1/1/16 – 02/29/16$  0.00$       0.00

3/1/16 – 12/31/16$27.50$5,733.75

1/1/17 – 12/31/17$28.00$5,838.00

1/1/18 – 02/28/19$28.50$5,942.25

3.

Operating Cost Rent.  Until the Extension Commencement Date, Tenant shall continue to pay Operating Cost Rent for the Premises, monthly in the manner set forth in the Lease,  without regard to this Amendment.  Commencing on the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall pay Operating Cost Rent for the Premises in accordance with the Lease as amended by this Amendment; provided, however, as of the Extension Commencement Date, the Base Year, as defined in Section 2.2(b) of the Lease, will mean calendar year 2015.

4.

Parking.  Commencing on the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall continue to have the Parking Privileges as set forth in the Lease; provided, however, that as of the Extension Commencement Date,  the monthly charge per covered parking space shall be Eighty Dollars ($80.00) for unassigned covered spaces and One Hundred Dollars ($100.00) for VIP parking spaces.  Landlord shall be entitled to increase or decrease the charge per parking space from time to time upon not less than one month’s written notice to Tenant of such increase or decrease.
5.

Condition of Premises.  Other than as expressly set forth herein, Landlord shall have no obligation for the completion or remodeling of the Premises and Tenant shall accept the same in their “as is” condition on the Extension Commencement Date.    Any work performed in the Premises shall be at Tenant’s sole cost and expense and shall be performed in accordance with Article 11 of the Lease.

6.

Brokers.  Tenant hereby warrants and represents that there were no brokers or agents involved in the transaction which resulted in this Amendment other than other than Lincoln Property Company Commercial, Inc. Services which acted as Landlord’s agent.  Tenant shall indemnify Landlord against any expense incurred by Landlord as a result of any claim for brokerage or other commissions made by any broker, finder, or agent, whether or not meritorious, employed by Tenant or claiming by, through, or under Tenant.

7.

Other Terms.  If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall govern.  Except as herein specifically set forth, all other provisions of the Lease shall remain in full force and effect and be binding upon the parties in accordance with their terms.

8.

Time of Essence.  Time is of the essence herein unless waived by Landlord (which it shall have the right, but not the obligation, to do so) this Amendment is contingent upon execution and delivery by Tenant to Landlord no later than 5:00 p.m., August 26, 2015.

9.

Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together, shall constitute a whole.  It shall be fully executed when each party whose signature is required has signed at least one counterpart notwithstanding that all parties have not executed the same counterpart.  The parties agree that signatures transmitted by facsimile shall be binding as if they were original signatures.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LANDLORD:LINCOLN ASB COLORADO CENTER, LLC,

a Delaware limited liability company

By:Lincoln - Colorado Center LLC,

its managing member

    By:Lincoln Non-Member Manager, Inc., its manager

By:/s/ R. Scott Caldwell

Name: R Scott Caldwell

Title: Senior Vice President

TENANT:GOLD RESOURCE CORPORATION,

a Colorado corporation,

By:  /s/ Jason Reid

Name: Jason Reid

Its: President and Chief Executive Officer

ATTEST:

By: /s/ Jessica Browne

Name: Jessica Browne

Its: Vice President, General Counsel and Secretary

US.57629054.02